Exhibit 99.1

Incannex Receives Additional A$5.1 Million R&D Tax Incentive Refund, Completing More Than A$11.2 Million
in Non-Dilutive Capital Received in 2026

Completion of more than A$11.2 million in non-dilutive capital received under the Australian
Government’s R&D Tax Incentive Program further strengthens Company’s balance sheet and financial flexibility

NEW YORK and MELBOURNE, Australia, Tuesday, 11 August, 2026 – Incannex Healthcare Inc. (Nasdaq: IXHL) (“Incannex” or the “Company”), a clinical-stage biopharmaceutical company advancing innovative combination therapies and psychedelic-assisted treatments, today announced it has received the final A$5,102,788.30 refund under the Australian Government’s Research and Development Tax Incentive Program following approval of the Company’s overseas findings and amendment of its FY25 income tax return.

Together with the previously announced A$6,039,162.43 refund, Incannex has now received more than A$11.2 million in non-dilutive capital during 2026. The receipt further enhances Incannex’s already strong cash position and debt-free balance sheet, providing additional financial flexibility to advance its clinical pipeline while continuing to pursue shareholder-focused capital allocation initiatives.

Highlights

●	Received the final A$5.1 million R&D Tax Incentive refund following approval of overseas findings, further strengthening the Company’s balance sheet with non-dilutive capital. Incannex expects to receive additional R&D Tax Incentive funding in 2027 in respect of eligible ongoing research and development activities.

●	The refund recognizes the significant eligible Australian research and development activities undertaken by the Company in developing therapeutic regimens designed to address challenging chronic conditions during the financial year ended 30 June 2025.

●	Total FY25 R&D Tax Incentive proceeds now exceed A$11.2 million

●	Entire amount received as non-dilutive capital, with no shareholder dilution

●	Further strengthens the Company’s already robust balance sheet and financial flexibility

●	Supports continued advancement of key clinical assets, including IHL-42X and PSX-001

●	Reinforces disciplined capital management and shareholder-focused capital allocation strategy

The Australian Government’s Research and Development Tax Incentive Program is designed to encourage innovation by providing eligible companies with cash refunds for qualifying research and development activities.

Following approval of the Company’s overseas findings, Incannex amended its FY25 income tax return, resulting in the additional refund announced today. This outcome reflects the Company’s successful execution of its strategy to maximize eligible R&D incentives while continuing to invest in the advancement of its clinical pipeline.

Importantly, these proceeds are entirely non-dilutive, enabling Incannex to recover a substantial portion of eligible research and development expenditure without issuing additional equity or taking on debt. At a time when many biotechnology companies continue to rely on dilutive capital raises to fund operations, the Company believes this outcome further differentiates the strength of its financial position and disciplined approach to capital management.

Joel Latham, President and Chief Executive Officer of Incannex Healthcare, commented:

“The receipt of this final refund completes more than A$11.2 million in non-dilutive capital received under the Australian Government’s Research and Development Tax Incentive Program and represents another significant achievement for Incannex and our shareholders.

“Combined with our existing cash position and debt-free balance sheet, this additional capital further enhances our financial flexibility as we continue advancing our late-stage clinical pipeline, including IHL-42X and PSX-001, while maintaining a strong focus on shareholder returns.

“We believe the market continues to significantly undervalue the strength of our balance sheet relative to our enterprise value. The completion of more than A$11.2 million in non-dilutive funding further reinforces our ability to execute on our strategy, fund the continued advancement of our clinical programs and pursue shareholder-focused capital allocation initiatives from a position of financial strength.”

About Incannex Healthcare Inc.

Incannex Healthcare Inc. is a clinical-stage biopharmaceutical company developing innovative combination therapies and next-generation medicines for conditions with significant unmet medical need. The Company’s lead programs include IHL-42X for obstructive sleep apnea, IHL-675A for rheumatoid arthritis and PSX-001 for generalized anxiety disorder. Incannex is committed to advancing therapies that address multiple biological pathways with the goal of improving patient outcomes and creating long-term shareholder value. For more information, please visit www.incannex.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to management’s expectations regarding the development, regulatory progress and commercialization of the Company’s drug candidates, the potential value of the Company’s drug candidates and business, and potential shareholder value. When or if used in this communication, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company, its operations or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management’s current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions, and expectations disclosed in, or implied by, the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: the risk that the Company’s estimates and current projections regarding the sufficiency of its current cash on hand to fund the Company’s planned operations may be incorrect and the Company may use these resources faster than anticipated, risks associated with the clinical development of IHL-42X and PSX-001, and other risks described in the section entitled “Risk Factors” described in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on September 29, 2025, and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, which can be obtained on the SEC website at www.sec.gov and are made available on the Company’s website upon their filing with the SEC. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor & Media Contacts

CORE IR

(212) 655-0924

investors@incannex.com

media@incannex.com.au